Exhibit 21

Subsidiaries of Bedford Property Investors, Inc.

Subsidiary Name	State of Organization

1. Bedford Laguna Hills Square SPE, Inc.	Arizona
2. Bedford Petaluma SPE, Inc.	Arizona
3. Bedford Village Green SPE, Inc.	Arizona
4. Bedford Philips Business Center SPE, Inc.	Arizona
5. Bedford Phoenix Tech Center SPE, Inc.	Arizona
6. Bedford Rio Salado SPE, Inc.	Arizona
7. Bedford Federal Way II LLC	California
8. Bedford Towne Centre Plaza LLC	California
9. Bedford Waterpark LLC	California
10. Time Square Services, Inc.	Maryland